Exhibit 99.1

Contact: Don Watson      602-631-7224

CSK Auto Corporation Announces Proposed Private Offering of Exchangeable Senior Notes

PHOENIX, AZ, July 25, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc. (the “Company”), a specialty retailer in the automotive aftermarket, announced today that, subject to market and other conditions, the Company intends to offer $110 million aggregate principal amount of exchangeable senior unsecured notes in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes are exchangeable into shares of CSK Auto Corporation common stock. In addition, the Company expects to grant the initial purchasers of the notes an over-allotment option to purchase, within thirty days from the date of issuance, up to an additional $15 million aggregate principal amount of notes.

It is expected that the notes will pay cash interest through maturity, or the earlier exchange, redemption or repurchase of the notes. The exchange rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes. The Company also expects to enter into an exchangeable note hedge transaction with one of the initial purchasers with respect to its common stock, which is expected to reduce the potential dilution upon future exchange of the notes. It is also expected that CSK Auto Corporation will enter into a warrant option transaction with one of the initial purchasers. In connection with the proposed exchangeable note hedge and warrant option transactions, the initial purchaser that is a party to those transactions expects to enter into various over-the-counter derivative transactions with respect to CSK Auto Corporation common stock simultaneously with, and possibly after, pricing of the notes, and may continue to purchase CSK Auto Corporation common stock in secondary market transactions following pricing of the notes.

The Company expects to use proceeds from the proposed note offering to concurrently repurchase, in privately negotiated transactions, up to $25 million (aggregate purchase price) of CSK Auto Corporation common stock, repay indebtedness under its existing senior credit facility and for general corporate purposes. A portion of the proceeds are also expected to be used to pay the costs associated with the exchangeable note hedge transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes to be offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the company’s filings with the Securities and Exchange Commission.